Exhibit 10.1

SHILOH INDUSTRIES, INC.

CHANGE IN CONTROL SEVERANCE PLAN

The Board of Directors of Shiloh Industries, Inc. (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of Shiloh Industries, Inc. (the “Company”) and its stockholders, including maximizing the value of the Company upon a Change in Control (as defined in ARTICLE I below). In this regard, the Board recognizes that the possibility of a Change in Control may exist from time to time, and that this possibility, and the personal uncertainties and risks created by a potential Change in Control, may result in the departure or distraction of the Company’s management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps be taken to encourage the present and future continuity, objectivity, and dedication of the Company’s management personnel to their assigned duties without the distraction which may arise from the possibility of a Change in Control.

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings set forth in this ARTICLE I (including the table listed immediately prior to ARTICLE II).

“Administrator” means the Compensation Committee or any subcommittee thereof duly authorized by the Compensation Committee and/or the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator.

“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company or the Successor.

“Applicable Severance Multiplier” means the multiplier contained in a Participant’s Participation Agreement that is used to determine the amount of severance the Participant may receive if a Qualifying Termination occurs.

“Benefit Continuation Period” means the earliest of: (a) the end of the time period specified in a Participant’s Participation Agreement during which the Participant may receive COBRA continuation coverage pursuant to Section 3.01(c) following a Qualifying Termination (which, if designated as such in the Participation Agreement, may be zero (0) days); (b) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer; and (c) the date the Participant is no longer eligible to receive COBRA continuation coverage pursuant to Section 3.01(c).

“Business Combination” means the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or sale or other disposition of all or substantially all of the assets of the Company.

“Cause” means, except as otherwise prescribed in the Participation Agreement of a Participant, any of the following:

(a)    a material breach by the Participant of any agreement then in effect between the Participant, on one hand, and the Company or the Successor or any of their respective Affiliates, on the other hand;

(b)    the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

(c)    any material violation or breach by the Participant of (i) the Company’s Code of Conduct, Insider Trading Policy, Conflict of Interest Policy, Antitrust Compliance Policy Statement and the Intellectual Property Agreement, (ii) any other material policy of the Company (and, if applicable to the Participant, any Subsidiary) as in effect immediately prior to the Change in Control, or (iii) any material policy of the Company or the Successor (and, if applicable to the Participant, any Subsidiary) as in effect at or following the Change in Control so long as such policy is reasonable and contains terms and conditions that are substantially similar to those then in effect for similarly situated companies, as determined by the governing board of the Company or the Successor, as applicable; or

(d)    the Participant’s willful and continued failure to satisfactorily perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or injury), which failure has not been cured within thirty (30) days after a written demand for improved performance is delivered to the Participant by the Board (or its designee), which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties.

“Change in Control” means, except as otherwise prescribed in the Participation Agreement of a Participant, the occurrence of any of the following events commencing after the Effective Date:

(a)    any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the Outstanding Common Stock and/or the Outstanding Voting Securities; provided, however, that, for purposes of this definition, the following acquisitions of Outstanding Common Stock or Outstanding Voting Securities will not constitute a Change in Control: (i) any acquisition by the Company which results in any one or more MTD Entity becoming the beneficial owner of thirty-five percent (35%) or more of the Outstanding Common Stock and/or the Outstanding Voting Securities, (ii) any acquisition directly or indirectly, individually or in the aggregate, by any one or more MTD Entity; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (iv) any acquisition pursuant to a transaction that complies with clause (c) of this definition of Change in Control, including sub-clauses (i), (ii) and (iii) thereof;

(b)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason during any twelve (12) month period to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    any Business Combination, in each case, unless, following such Business Combination, (i) the MTD Entities or an MTD Entity, individually or in the aggregate, or all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (excluding an MTD Entity or the MTD Entities, individually or in the aggregate, any entity resulting from such Business Combination, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Notwithstanding the foregoing definition of “Change in Control,” if necessary to avoid the imposition upon a Participant of liability for additional tax under Section 409A of the Code, none of the foregoing events will constitute a “Change in Control” unless it also constitutes a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5).

“COBRA” means the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Period” means, except as otherwise prescribed in the Participation Agreement of a Participant, the period of time beginning on the first occurrence of a Change in Control and lasting through the second (2nd) anniversary of the occurrence of the Change in Control. The Covered Period will also include the ninety (90)-day period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.

“Eligible Employee” means any full-time employee of the Company or a Subsidiary who is either (a) recommended by the Chief Executive Officer of the Company to the Administrator to be a key employee for participation in the Plan or (b) designated by the Chief Executive Officer of the Company as a key employee for participation in the Plan if and to the extent that such authority has been designated to the Chief Executive Officer of the Company by the Compensation Committee or the Board. Eligible Employees will be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” means, except as otherwise prescribed in the Participation Agreement of a Participant, one or more of the following that occurs without the consent of the Participant (which consent the Participant will be under no obligation to give): (a) a significant diminution in the Participant’s responsibilities or authority in comparison with the responsibilities or authority the Participant had at or about the time of the Change in Control, other than any diminution in the Participant’s responsibilities solely as a result of the fact that the entity for which the Participant is providing services no longer has securities that are listed or publicly traded (such as the elimination of any responsibility for Securities and Exchange Commission reporting or investor relations activities) or in connection with a Total Disability; (b) the assignment of the Participant to duties that are inconsistent, in any material respect, with the duties assigned to the Participant on the date on which the Change in Control occurred, and which duties the Company persists in assigning to the Participant for a period of fifteen (15) days following the prompt written objection of the Participant; (c) (i) a material reduction in the Participant’s base salary or incentive or bonus opportunity as a percentage of base salary, (ii) a material reduction in group health, life, disability or other insurance programs (including any such benefits provided to the Participant’s family) or pension, retirement or profit-sharing plan benefits available to Participant (in each case, other than pursuant to a general amendment or modification affecting substantially all plan-covered employees or reductions affecting other similarly situated executive officers or key employees of the Company and after taking into account Participant elections), (iii) the establishment of criteria or factors to be achieved for the payment of incentive or bonus compensation that are substantially more difficult than the criteria or factors established for other similarly situated executive officers or key employees of the Company, (iv) the failure to promptly pay (when due) the Participant any incentive or bonus compensation to which the Participant is entitled through the achievement of the criteria or factors established for the payment of such incentive or bonus compensation, (v) the exclusion of the Participant from any significant plan, program or arrangement in which similarly situated executives or key employees of the Company are included, or (vi) a material breach by the Company of the terms of any other material written agreement between the Company and the Participant; (d) the Company requires the Participant to be based at or generally work from (other than as part of the Participant’s normal business-related travel, consistent with past practice) any location more than fifty (50) miles away from the Participant’s principal place of employment; or (e) the failure of the Successor to expressly assume the Plan as provided in Section 6.04.

“MTD Entity” means any of the following entities: MTD Products Inc., MTD Holdings Inc., any subsidiaries or related parties thereof or any employee benefit plan sponsored thereby.

“Outstanding Common Stock” means the then outstanding shares of common stock of the Company that are entitled to vote generally in the election of directors.

“Outstanding Voting Securities” means the then combined voting power of the Company’s outstanding voting securities entitled to vote generally in the election of directors.

“Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this Shiloh Industries, Inc. Change in Control Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either: (a) by the Participant only after (i) the Participant notifies the Company or the Successor, as applicable, in writing within ninety (90) days of the initial existence of the Good Reason condition (which, for purposes of clause (b) of the definition of Good Reason will be the expiration of the fifteen (15) day period following the initial prompt written objection from the Participant), (ii) the Company or the Successor, as applicable, fails to remedy the condition within thirty (30) days following receipt thereof from the Participant, and (iii) the Participant notifies the Company or the Successor, as applicable, in writing that the Participant has elected to terminate immediately the Participant’s employment for Good Reason within five (5) days after the expiration of the cure period in clause (ii), provided that Cause does not exist at the time of such termination; or (b) by the Company or the Successor, as applicable, for any reason other than Cause, death or Total Disability and without the Participant’s consent. A Qualifying Termination that occurs during the ninety (90)-day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Successor” means any successor to the Company or a Subsidiary as a result of a Change in Control.

“Total Disability” means (a) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than twelve (12) months, or (b) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than twelve (12) months, the Participant has received income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company, a Subsidiary or the Successor.

In addition, the following terms are defined throughout this Plan in the applicable Sections listed below:

Advisor	Section 4.03
Benefit Continuation	Section 3.01(c)
Covered Payments	Section 4.01
Effective Date	Section 2.01
Excise Tax	Section 4.01
Independent Administrator	Section 5.01
Parachute Payments	Section 4.01
Participant	Section 2.03
Payment Date	Section 3.01(a)
Pro-Rata Bonus	Section 3.01(b)
Reduced Amount	Section 4.01(a)
Release	Section 3.03
Severance	Section 3.01(a)
Specified Employee Payment Date	Section 6.10(b)

ARTICLE II

EFFECTIVENESS AND ELIGIBILITY

Section 2.01    Establishment of Plan. Effective as of September 4, 2018 (the “Effective Date”), the Company establishes the Plan upon the terms and conditions set forth herein. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Section 2.02    Duration. Unless earlier terminated pursuant to Section 5.03, if a Change in Control has not occurred, this Plan will expire three (3) years from the Effective Date; provided that, upon each annual anniversary of the date the Plan would otherwise expire, the Plan will be extended for an additional year, unless pursuant to a resolution adopted by the Compensation Committee or the Board prior to such renewal date, the Company determines not to so extend the Plan. If a Change in Control occurs while this Plan is in effect, this Plan will continue in full force and effect for at least two (2) years following such Change in Control, and will not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder will have received such payments and benefits in full. Notwithstanding the foregoing, any Participation Agreement may prescribe (a) an expiration date that is sooner than the expiration date of the Plan (the “Participant Expiration Date”) and/or that is not subject to renewal, and (b) for termination rights in favor of the Company or the Successor that are in addition to any termination rights prescribed in the Plan.

Section 2.03    Participants. Each Eligible Employee who (a) is chosen by the Administrator (or the Chief Executive Officer of the Company if and to the extent that such authority has been designated to the Chief Executive Officer of the Company by the Compensation Committee or the Board) to participate in the Plan; (b) receives a Participation Agreement executed by the Company; and (c) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement, will be a “Participant” in the Plan.

ARTICLE III

SEVERANCE AND OTHER BENEFITS

Section 3.01    Severance and Other Benefits. If a Participant has a Qualifying Termination, then, subject to Section 3.03, the Company, a Subsidiary or the Successor will provide the Participant with the following:

(a)    Severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the sum of (i) the Participant’s annual base salary in effect on the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control, plus (ii) the greater of the Participant’s target annual cash bonus for the year in which the Qualifying Termination occurs or the year in which a Change of Control first occurs (calculated as if the bonus was fully earned at target level and presuming all goals and conditions for the bonus at target level are fully satisfied) (collectively, “Severance”). Subject to Section 6.10, Severance will be paid in a single lump-sum on the date (the “Payment Date”) that is sixty-one (61) days following the Qualifying Termination.

(b)    A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Participant’s employment with the Company terminates at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Participant’s employment with the Company terminates and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”). Subject to Section 6.10, Participant’s Pro-Rata Bonus will be paid in a single lump-sum on the Payment Date.

(c)    During the Participant’s Benefit Continuation Period, the Company, a Subsidiary or the Successor will pay to the Participant on a taxable basis the following as specified in the Participant’s Participation Agreement (“Benefit Continuation”): (i) the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents or (ii) the difference between the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents and the monthly premium amount paid by similarly situated actively employed executives. Subject to Section 6.10, Benefit Continuation reimbursement will be paid monthly to the Participant.

Section 3.02    Accrued Compensation. In addition to the Severance, Pro-Rata Bonus and Benefit Continuation provided above, if a Participant’s employment is terminated under clauses (a) or (b) of the definition of Qualifying Termination at any time during the Covered Period or otherwise during the term of this Plan, the Participant will also receive:

(a)    on or before the date such amount(s) would otherwise have been payable if the Participant remained employed, any accrued and unpaid salary through the date of separation from service and/or regular or special bonuses or commissions earned for any completed performance period but not yet paid (and that are not duplicative of the bonus payments in Section 3.01(b) or Section 3.02(b));

(b)    within thirty (30) days after the date the Participant’s employment is terminated, any accrued, earned and unpaid bonus for any fully completed fiscal year ending prior to the date on which the Participant’s employment with the Company, a Subsidiary or the Successor terminates; and

(c)    within thirty (30) days after the date the Participant’s employment is terminated, any earned, unused vacation, paid out at a rate pursuant to applicable Company policy in effect immediately prior to the Change in Control.

Without limiting the terms of Section 3.04, the payments in this Section 3.02 are not intended to be duplicative of or in addition to similar payments for which the Participant is otherwise entitled under applicable law, applicable policy of the Company, a Subsidiary or the Successor or any agreement or arrangement with the Company, a Subsidiary or the Successor.

Section 3.03    Conditions. A Participant’s entitlement to any amounts under Section 3.01 will be subject to: (a) the Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof; (b) the Participant experiencing a Qualifying Termination; (c) the Participant executing and delivering to the Company, within sixty (60) days following the Participant’s Qualifying Termination, a release of claims in favor of the Company, the Successor and their respective Affiliates, predecessors, successors and assigns and each of their respective officers, directors and other representatives substantially in the form attached to the Participant’s Participation Agreement (the “Release”) without such Participant revoking the Release within the seven (7) day revocation period provided for in the Release; and (d) with respect to Benefit Continuation only, the Participant timely and properly electing COBRA.

Section 3.04    Effect on Other Plans, Agreements and Benefits.

(a)    (i) Any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company, a Subsidiary or the Successor or any agreement between the Participant, on one hand, and the Company, a Subsidiary or the Successor, on the other hand, that provides for severance benefits (unless (A) the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan or (B) the agreement was entered into prior to the date of Effective Date and specifically provides for the payment of base salary, annual bonuses or COBRA reimbursement following the Participant’s termination; provided that, in each case of clauses (A) and (B), such policy, plan or agreement is enforceable and the applicable severance actually is received by the Participant pursuant to terms of such policy, plan or agreement); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled under applicable law; provided that, in no event, will this provision impact any policy, plan or agreement regarding equity incentive rights (including, without limitation, the acceleration of any options, shares or other rights in connection with the Participant’s employment termination or as otherwise determined by the Administrator). Any reduction in severance benefits required under this Section 3.04(a) shall be made to the following items in the following order: (u) first, to the Severance otherwise owing under Section 3.01(a), until the amount of such Severance otherwise owing has been reduced to zero dollars ($0), (v) then, to the Pro-Rata Bonus otherwise owing under Section 3.01(b), until the amount of such Pro-Rata Bonus has been reduced to zero dollars ($0), (w) then, to the Benefit Continuation reimbursements under Section 3.01(c) in the reverse chronological order in which such reimbursements would otherwise have been owing, until the amount of the Benefit Continuation reimbursements otherwise owing have been reduced to zero dollars ($0), (x) then, to any bonus amount otherwise owing under Section 3.02(b), until such bonus amount otherwise owing has been reduced to zero dollars ($0), (y) then, to any salary amount otherwise owing under Section 3.02(a), until such salary amount otherwise owing has been reduced to zero dollars ($0), and (z) then, to any amount owing for earned unused vacation under Section 3.02(c), until such amount for earned unused vacation has been reduced to zero dollars ($0).

(b)    The Plan does not affect the terms of any outstanding equity or other incentive-based compensation awards, including, without limitation and without limiting the generality of this Section 3.04(b), under the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan, the Amended and Restated 1993 Key Employee Stock Incentive Plan (as Amended and Restated as of December 10, 2009) and the Shiloh Industries, Inc. Senior Management Incentive Plan. The treatment of any such awards will be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

(c)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, any Subsidiary or the Successor, except to the extent expressly provided therein.

Section 3.05    Mitigation and Offset. The Participant will not be required to mitigate the amount of any payment or benefit contemplated by Section 3.01 (whether by seeking new employment or in any other manner). If a Participant obtains other employment, however, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan (other than, for purposes of clarity, the Benefit Continuation if the Participant becomes eligible under another employer’s health insurance plan). The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any then-outstanding monetary obligation of the Participant to the Company, any Subsidiary or the Successor, and the Participant will be deemed to have consented to such reduction; provided, however, that no severance benefits owing hereunder which constitute nonqualified deferred compensation that is subject to Section 409A of the Code may be offset against any obligation of the Participant to the Company, any Subsidiary or the Successor unless and to the extent such offset is permitted by the regulations under Section 409A of the Code.

Section 3.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company and the Successor and their respective Affiliates. Neither the Company nor the Successor nor any of their respective Affiliates is required to segregate any monies or other assets from its general funds with respect to these obligations. Participants will not have any preference or security interest in any assets of the Company or the Successor or any of their Affiliates other than as a general unsecured creditor.

Section 3.07    Payment. Any payment or benefit to a Participant by the Company, any Subsidiary or the Successor under the Plan may instead be provided by any Affiliate of any of them so long as the Participant’s rights are reduced or diminished as a result thereof.

ARTICLE IV

SECTION 280G

Section 4.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or the Successor or their respective Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this ARTICLE IV, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be either:

(a)    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b)    payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount at least greater than the Reduced Amount.

Section 4.02    Order of Reduction. Any such reduction will be made in accordance with Section 409A of the Code and the following: (a) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code will be reduced first; and (b) all other Covered Payments will then be reduced as follows: (i) cash payments will be reduced before non-cash payments; and (ii) payments to be made on a later payment date will be reduced before payments to be made on an earlier payment date in accordance with Section 4.03.

Section 4.03    Determinations. Any determination required under this ARTICLE IV will be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the Change in Control or a law firm selected by the Administrator that represented the Company in any capacity with respect to tax and/or benefits matters within the one (1)-year period prior to the Change in Control (such accounting or law firm, the “Advisor”), which will provide detailed supporting calculations to the Company or the Successor, as applicable, and the Participant as requested by the Company or the Successor, as applicable, or the Participant. The Company or the Successor, as applicable, and the Participant will provide the Advisor with such information and documents in the possession of the Company or the Successor, as applicable, or the Participant, as the case may be, as the Advisor may reasonably request in order to make a determination under this ARTICLE IV, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination and calculations. For purposes of making the calculations and determinations required by this ARTICLE IV, the Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The

Advisor’s determinations will be final and binding on the Company, the Successor and the Participant. The federal, state and local income or other tax returns filed by the Participant or the Company, the Successor or any of their respective Affiliates will be prepared and filed on a basis consistent with such determination and calculations. The Company or the Successor will be responsible for all fees and expenses incurred by the Advisor in connection with the calculations required by this ARTICLE IV. The Company or the Successor will pay the Severance Payment, as reduced or not reduced pursuant to the final determination of the Advisor, to the Participant no later than the time otherwise required hereunder.

ARTICLE V

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 5.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan; provided that, (a) in the event of an impending Change in Control, the Administrator may appoint a person (or persons) independent of the third-party effectuating the Change in Control to be the Administrator effective upon the occurrence of the Change in Control and such Administrator will not be removed or modified following the Change in Control, other than at its own initiative (the “Independent Administrator”), and (b) notwithstanding any other provision of the Plan, the Participant has the presumptive right, exercised upon written notice to the Administrator, to determine whether payments or benefits provided to Participant under the Participant’s Participation Agreement and/or the Plan would or are being made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption and whether any payment or benefit provided to a Participant in connection with his or her Qualifying Termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A. The intended purpose of clause (b) of this Section 5.01 is to ensure that the Participant receives the payments and benefits to which the Participant is otherwise entitled pursuant to the Participant’s Participation Agreement and the Plan and not have them limited or subject to forfeiture or offset, without the Participant’s written consent (exercised by written notice to the Administrator), in the event that they (or the Participation Agreement or the Plan) are not exempt from or in compliance with Section 409A of the Code.

Section 5.02    Powers of Administrator. Subject to clause (b) of Section 5.01, the Administrator (which will mean the Independent Administrator if one has been appointed in accordance with Section 5.01) has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)    process and approve or deny all claims for benefits; and

(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

Section 5.03    Amendment or Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of the Compensation Committee or the Board (whether by unanimous written consent or at a duly called regular or special meeting); provided that (a) no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant, and (b) any Participation Agreement may impose terms on a Participant that are in addition to those set forth in this Plan so long as such terms are not inconsistent with the Plan.

Section 5.04    Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Compensation Committee or the Board in accordance with this ARTICLE V will be made by action of the Compensation Committee or the Board in accordance with the Charter of the Compensation Committee and the Company’s charter and by-laws, as applicable, and applicable law.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01    Employment Status. Nothing contained herein will be deemed to give any Participant the right to remain employed by the Company or the Successor or any of their respective Affiliates or to interfere with the rights of the Company or the Successor or any of their respective Affiliates, as the applicable employer of such Participant, to terminate the employment of any Participant at any time, with or without Cause.

Section 6.02    Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan will not be affected but will remain in full force and effect.

Section 6.03    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 6.04    Successors. The Plan will be binding upon any successor to the Company (including the Successor), its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor of the Company would not by the foregoing provision or by operation of law be bound by the Plan, the Company will require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 6.05    Transfer and Assignment. Neither a Participant nor any other Person will have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts will be paid to the Participant’s beneficiaries.

Section 6.06    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 6.07    Claims. Any claim by the Participant under the Plan will be subject to the mandatory procedures set forth in Appendix A attached to this Plan.

Section 6.08    Governing Law. To the extent not pre-empted by federal law or as otherwise set forth in the applicable Participation Agreement, the Plan will be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles.

Section 6.09    Withholding. The Company and the Successor and their respective Affiliates will have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for such Person to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 6.10    Section 409A.

(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan but in all cases subject to clause (b) of Section 5.01, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to a separation from service or as a short-term deferral will be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan will be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment will only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Successor nor any Affiliate of either of them makes any representations that the payments and benefits provided under the Plan comply with or are exempt from Section 409A of the Code and in no event will the Company or the Successor or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six (6)-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on and delayed until the Participant’s execution of a Release, the first payment will include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of the Plan, if a Qualifying Termination occurs during the ninety (90)-day period before the first occurrence of a Change in Control, Benefit Continuation reimbursement will not begin until after the Change in Control occurs and the first Benefit Continuation reimbursement will include all amounts that would otherwise have been paid to the Participant during the period beginning on the date the Participant’s employment with the Company, a Subsidiary or the Successor terminates and ending on the first payment date after the Change in Control if no delay had been imposed.

(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan (including, without limitation, reimbursement of attorney fees under Section 6 of the Appendix A to the Plan) will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any right to reimbursements or in-kind benefits under the Plan will not be subject to liquidation or exchange for another benefit; and (iii) the reimbursement of an eligible expense will be made by no later than the last of the calendar year next following the calendar year in which the expense was incurred. In any case where a payment may be made under the Plan during a particular period (such as within thirty (30) days after a Participant’s Qualifying Termination or on or before a particular date), the particular date during such period on which the payment is made will be determined solely by the Company.

APPENDIX A

CLAIMS PROCEDURE

1.    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within sixty (60) days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

Compensation Committee of the Board of Directors of Shiloh Industries, Inc.

Attention: Chairman

880 Steel Drive

Valley City, Ohio 44280

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one-hundred eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

2.    Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

3.    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator will notify the Participant in writing within the sixty (60)-day period and the final decision will be made no later than one-hundred twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a)    the specific reason or reasons for the denial of the Participant’s claim;

(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

4.    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)    no claimant will be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be afforded the maximum deference permitted by law.

5.    Arbitration. Subject to Section 4 of this Appendix A, unless otherwise agreed upon by the Company and the Participant in the Participation Agreement, any dispute, controversy or claim arising out of or relating to the Plan (or any subsequent amendments thereof or waiver thereto) will be settled by final and binding arbitration in Detroit, Michigan in accordance with the applicable arbitration rules of the American Arbitration Association (“AAA”) before a single neutral arbitrator. In reaching a decision, the arbitrator will apply the governing substantive law applicable to the claims and defenses asserted by the parties as applicable in the State of Delaware (including applicable federal law); except that all questions regarding the interpretation, applicability, enforceability or formation of this arbitration provision will be governed by and construed and enforced pursuant to the procedural and substantive provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration provision including, but not limited to any claim that all or any part of this provision is void or voidable. The arbitrator will issue a written award containing findings of facts and conclusions of law, which award will be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction. All proceedings and documents prepared in connection with any arbitration under the Plan will constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof will not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter. No party will be eligible to receive, and the arbitrator will not have the power to award, exemplary or punitive damages. Subject to Section 6 of this Appendix A, all fees and expenses of the arbitrator and such Association and attorney fees will be paid by the Company, unless to the extent that the arbitrator determines that the Participant’s claim was brought in bad faith or was frivolous, in which case, the Participant agrees to repay such amounts to the Company. AS A SPECIFICALLY BARGAINED INDUCEMENT WITH RESPECT TO THE PARTICIPANT’S PARTICIPATION IN THE PLAN, AND HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL, THE PARTICIPANT EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THE PLAN OR THE PARTICIPANT’S EMPLOYMENT.

6.    Attorney’s Fees. The Company intends for the Participant not to be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Participant’s rights in connection with any dispute arising under the Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder. Accordingly, if it should appear to the Participant that the Company or the Successor has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person or entity takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Participant the benefits provided or intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel of the Participant’s choice, at the expense of the Company or the Successor as hereafter provided, to advise and represent the Participant in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company or the Successor and such counsel, the Company irrevocably consents to the Participant’s entering into an attorney-client relationship with such counsel, and, in that connection, the Company and the Participant agree that a confidential relationship will exist between the Participant and such counsel. Regardless of whether the Participant prevails, in whole or in part, in connection with any of the foregoing, the Company or the Successor will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses reasonably incurred by the Participant in connection with any of the foregoing, in each case, except to the extent that the court or arbitrator, as applicable, determines that the Participant’s claim was brought in bad faith or was frivolous, in which case, the Participant agrees to repay such amounts to the Company. Fees and expenses required to be paid to the Participant under this Section 6 will be made within five (5) business days after delivery of the Participant’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company or the Successor may reasonably require.

7.    Section 409A. Without limiting the generality of Section 6.10 of the Plan, to the extent that any of the foregoing provisions of this Appendix A causes the Plan to no longer comply with or be exempt from 409A, then this Appendix A will be reformed to comply with the dispute resolution procedures in Section 1.409A-3(g) of the Treasury Regulations or other applicable provisions of the Treasury Regulations or other guidance under Section 409A of the Code which permit payments to be made after their scheduled due date without the Participant being subject to additional tax under Section 409A of the Code.